Exhibit 99.1

NEWS RELEASE

H. Patrick Dee	Christopher C. Spencer
Chief Operating Officer	Chief Financial Officer
(505) 241-7102	(505) 241-7154

FIRST STATE ANNOUNCES THIRD QUARTER RESULTS

Albuquerque, NM—October 27, 2008

OVERVIEW:

•	Loss for the quarter of $1.8 million.

•	Net interest margin of 3.87% for the quarter and 3.98% year to date.

•	Loan growth of $31 million in the quarter and $282 million since September 30, 2007.

•	First State remains well capitalized under regulatory guidelines.

First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced a third quarter 2008 loss of $1.8 million or a $0.09 loss per diluted share, compared to net income of $6.6 million or $0.32 in earnings per diluted share for the same period in 2007. The net loss for the three months ended September 30, 2008 resulted primarily from the level of provision for loan losses due to an increase in non-performing assets and a $565,000 “other than temporary” impairment charge on FHLMC preferred stock. First State’s net loss for the nine months ended September 30, 2008 was $116.2 million, or a $5.76 loss per diluted share, compared to net income of $20.3 million, or $0.98 in earnings per diluted share for the nine months ended September 30, 2007. The net loss for the nine months ended September 30, 2008 resulted primarily from the $127.4 million non-cash goodwill impairment charge that occurred in the second quarter of 2008 and the level of provision for loan losses due to the increase in non-performing assets.

“Most of the increase in non performing loans during the quarter came from our Utah market,” commented Michael R. Stanford, President and Chief Executive Officer. “As we prepared to exit that market, we took a more critical view of that loan portfolio and have been aggressive in identifying existing and potential problem loans there. Further softening in the housing market, especially in the Salt Lake City area, has contributed to our problem loan levels as well,” continued Stanford.

“Net charge-offs for the quarter, many of which were on loans from the Utah market, were $6.2 million, bringing the annualized year to date charge-offs to 0.58% of average loans,” stated H. Patrick Dee, Executive Vice President and Chief Operating Officer. “Primarily because of the increase in non performing loans, we bolstered the allowance for loan losses to 2.49% of loans held for investment. At the same time, loan delinquencies were down slightly in the quarter, to 1.1% of average loans,” continued Dee.

“The availability of capital from the U.S. government under the TARP may prove to be an attractive alternative for increasing our capital levels,” stated Stanford. “We believe that we would qualify for up to $90 million of capital under the TARP program, but have not yet finalized our specific approach. The potential dilution of this proposal appears to be significantly less than any comparable capital infusion from the public market.”

First State has disclosed in this release certain non-GAAP financial measures to provide meaningful supplemental information regarding First State’s operational performance and to enhance investors’ overall understanding of First State’s operating financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts, and other users of First State’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only for understanding First State’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by First State may be different from non-GAAP financial measures used by other companies. The below table labeled “Financial Summary” presents performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements.

First State’s net loss excluding the goodwill impairment charge for the nine months ended September 30, 2008 was $8.9 million, or a $0.44 loss per diluted share. This compares to net operating income of $20.3 million, or $0.98 in earnings per diluted share for the same period in 2007.

STATEMENT OF OPERATIONS HIGHLIGHTS:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited - $ in thousands, except share and per-share amounts)	2008	2007	2008	2007
Interest income	$49,468	$59,515	$151,978	$171,100
Interest expense	17,806	25,612	57,665	71,882

Net interest income	31,662	33,903	94,313	99,218
Provision for loan losses	(15,635)	(2,447)	(48,235)	(6,559)

Net interest income after provision for loan losses	16,027	31,456	46,078	92,659
Non-interest income	6,407	6,054	19,685	19,086
Non-interest expense	27,297	27,477	210,271	80,655

Income (loss) before income taxes	(4,863)	10,033	(144,508)	31,090
Income tax expense (benefit)	(3,085)	3,463	(28,348)	10,812

Net income (loss)	$(1,778)	$6,570	$(116,160)	$20,278

Basic earnings (loss) per share	$(0.09)	$0.32	$(5.76)	$0.99
Diluted earnings (loss) per share	$(0.09)	$0.32	$(5.76)	$0.98
Weighted average basic shares outstanding	20,232,171	20,279,943	20,177,842	20,507,847
Weighted average diluted shares outstanding	20,232,171	20,439,936	20,177,842	20,754,345

The following table presents performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements.

FINANCIAL SUMMARY:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited - $ in thousands except per-share amounts)	2008	2007	2008	2007
Net income (loss) as reported	$(1,778)	$6,570	$(116,160)	$20,278
Goodwill impairment charge, net of tax	—	—	107,290	—

Net income (loss) excluding goodwill impairment charge	$(1,778)	$6,570	$(8,870)	$20,278

GAAP diluted earnings (loss) per share	$(0.09)	$0.32	$(5.76)	$0.98

Diluted earnings (loss) per share excluding goodwill impairment charge	$(0.09)	$0.32	$(0.44)	$0.98

GAAP return on average assets	(0.20)%	0.79%	(4.48)%	0.85%

Return on average assets excluding goodwill impairment charge	(0.20)%	0.79%	(0.34)%	0.85%

GAAP return on average equity	(3.63)%	8.48%	(56.13)%	8.79%

Return on average equity excluding goodwill impairment charge	(3.63)%	8.48%	(4.29)%	8.79%

Non-interest expense as reported	$27,297	$27,477	$210,271	$80,655
Goodwill impairment charge	—	—	(127,365)	—

Non-interest expense excluding goodwill impairment charge	$27,297	$27,477	$82,906	$80,655

GAAP efficiency ratio	71.70%	68.77%	184.45%	68.18%

Efficiency ratio excluding goodwill impairment charge	71.70%	68.77%	72.73%	68.18%

GAAP operating expenses to average assets	3.13%	3.29%	8.11%	3.37%

Operating expenses to average assets excluding goodwill impairment charge	3.13%	3.29%	3.20%	3.37%

Net interest margin	3.87%	4.57%	3.98%	4.64%

Average equity to average assets	5.61%	9.28%	7.98%	9.64%

Leverage ratio:
Consolidated	7.12%	8.70%	7.12%	8.70%

Bank Subsidiary	8.02%	8.36%	8.02%	8.36%
Total risk based capital ratio:
Consolidated	10.44%	10.64%	10.44%	10.64%

Bank Subsidiary	10.45%	10.27%	10.45%	10.27%

BALANCE SHEET HIGHLIGHTS:

(Unaudited – $ in thousands except per share amounts)	September 30, 2008	December 31, 2007	September 30, 2007	$ Change from December 31, 2007	$ Change from September 30, 2007
Total assets	$3,468,774	$3,424,203	$3,336,704	$44,571	$132,070
Total loans	2,761,137	2,541,210	2,478,983	219,927	282,154
Investment securities	494,375	516,404	468,490	(22,029)	25,885
Deposits	2,497,281	2,574,687	2,548,828	(77,406)	(51,547)
Non-interest bearing deposits	476,094	485,419	504,212	(9,325)	(28,118)
Interest bearing deposits	2,021,187	2,089,268	2,044,616	(68,081)	(23,429)
Borrowings	616,812	301,613	271,068	315,199	345,744
Shareholders’ equity	189,647	310,862	309,055	(121,215)	(119,408)
Book value per share	$9.37	$15.47	$15.26	$(6.10)	$(5.89)
Tangible book value per share	$8.57	$8.23	$8.04	$0.34	$0.53

Net interest income was $31.7 million for the third quarter of 2008 compared to $33.9 million for the same quarter of 2007. For the nine months ended September 30, 2008 and 2007, net interest income was $94.3 million and $99.2 million, respectively. Our net interest margin was 3.87% and 4.57% for the third quarter of 2008 and 2007, respectively, and 3.96% for the second quarter of 2008. The net interest margin was 3.98% and 4.64% for the nine months ended September 30, 2008 and 2007, respectively.

The decrease in the net interest margin is primarily due to the changes in the interest rate environment over the last twelve months. The Federal Reserve Bank has lowered the federal funds target rate by 325 basis points over that period which has led to an equal decrease in the prime lending rate. A significant portion of our loan portfolio is tied directly to the prime lending rate and adjusts daily when there is a change in the prime lending rate. The rates paid on customer deposits are more driven by competition in our markets and tend to lag behind Federal Reserve Bank action in both timing and magnitude. Our asset sensitivity and the lag on deposit repricing negatively impacted the margin in the recent down rate environment. The increase in the level of non-accrual loans in the current year and the reversal of interest on these loans has also negatively impacted the net interest margin in 2008 compared to 2007. In addition, the overall growth in our loan portfolio since the prior year has exceeded our ability to generate deposits by $128.4 million. This has resulted in a shift in our liability mix which has increased the level of FHLB borrowings as we continuously focus on ways to increase our deposit base. Even in the current rate environment, our borrowing costs remain above the cost of our traditional deposits including non-interest bearing deposits which has added to the compression.

In conjunction with the Federal Reserve Bank’s lower target rates, we have lowered selected deposit rates, but remain competitive in the markets we serve. The rates on our borrowings including securities sold under agreements to repurchase, FHLB borrowings, and junior subordinated debentures have all decreased during the current year. However, the majority of our junior subordinated debentures reprice quarterly based on the 3 month LIBOR which began to increase late in the third quarter of 2008, and as such, we expect that the cost of these debentures will increase in the fourth quarter. The 50 basis point reduction in rates by the Federal Reserve on October 8, 2008, is expected to reduce the net interest margin in the fourth quarter of 2008. The extent of future changes in our net interest margin will depend on the amount and timing of any Federal Reserve rate changes, the level of borrowings needed, our non-performing asset levels, our ability to manage the cost of interest-bearing liabilities, and our ability to stay competitive in the markets we serve.

ALLOWANCE FOR LOAN LOSSES:

(Unaudited - $ in thousands)	Nine Months Ended September 30, 2008	Year Ended December 31, 2007	Nine Months Ended September 30, 2007
Balance beginning of period	$31,712	$23,125	$23,125
Provision for loan losses	48,235	10,267	6,559
Net charge-offs	(11,573)	(4,638)	(3,026)
Allowance related to acquired loans	—	2,958	2,958

Balance end of period	$68,374	$31,712	$29,616

Allowance for loan losses to total loans held for investment	2.49%	1.26%	1.20%
Allowance for loan losses to non-performing loans	67%	103%	158%

NON-PERFORMING ASSETS:

(Unaudited - $ in thousands)	September 30, 2008	December 31, 2007	September 30, 2007
Accruing loans – 90 days past due	$1,988	$2	$236
Non-accrual loans	99,498	30,736	18,463

Total non-performing loans	$101,486	$30,738	$18,699
Other real estate owned	15,929	18,107	18,736

Total non-performing assets	$117,415	$48,845	$37,435

Potential problem loans	$95,444	$63,961	$51,610
Total non-performing assets to total assets	3.38%	1.43%	1.12%

First State’s provision for loan losses was $15.6 million for the third quarter of 2008 compared to $2.4 million for the same quarter of 2007. The provision for loan losses for the nine months ended September 30, 2008 was $48.2 million, compared to $6.6 million for the same period in 2007. First State’s allowance for loan losses was 2.49% and 1.20% of total loans held for investment at September 30, 2008 and September 30, 2007, respectively. The increase is a result of an increase in net charge-offs, an increase in non-performing loans, and the continued growth of the portfolio. The allowance was increased, based on management’s current evaluation, to provide for probable inherent losses in the portfolio, trends in delinquencies, charge-off experience, and local and national economic conditions.

Other real estate owned decreased approximately $2.8 million compared to the same period of 2007 and decreased approximately $2.2 million compared to December 31, 2007. Other real estate owned at September 30, 2008 includes $9.5 million in foreclosed or repossessed assets, a $4.2 million property that was previously held for future expansion and development by Front Range, and $2.2 million in facilities and vacant land listed for sale.

NON-INTEREST INCOME:

(Unaudited - $ in thousands)	Three Months Ended September 30,		$ Change	% Change
	2008	2007
Service charges	$3,969	$2,812	$1,157	41%
Credit and debit card transaction fees	1,037	1,141	(104)	(9)%
Gain (loss) on investment securities	(556)	—	(556)	—%
Gain on sale of loans	840	1,024	(184)	(18)%
Income on cash surrender value of bank-owned life insurance	455	413	42	10%
Other	662	664	(2)	—%

	$6,407	$6,054	$353	6%

The increase in service charges on deposit accounts is due to an increase in NSF fees charged per occurrence, an increase in account analysis fees, increased volume, and a reduction in fees waived from deposit accounts.

The decrease in gain on sale of loans is primarily due to reduced volumes reflecting the nationwide slow down in the residential mortgage market.

The loss on investment securities is due to an “other than temporary” impairment charge of $565,000 on FHLMC preferred stock recorded in accordance with generally accepted accounting principles. This stock is held in the available for sale portfolio and was acquired as part of the acquisition of Front Range Capital Corporation in March 2007, at which time it was valued at approximately $953,000. First State also recorded a $333,000 “other than temporary” impairment charge on the FHLMC preferred stock in the first quarter of 2008.

NON-INTEREST INCOME:

(Unaudited - $ in thousands)	Nine Months Ended September 30,		$ Change	% Change
	2008	2007
Service charges	$10,683	$8,060	$2,623	33%
Credit and debit card transaction fees	3,013	3,156	(143)	(5)%
Gain (loss) on investment securities	(682)	30	(712)	(2,373)%
Gain on sale of loans	3,196	3,783	(587)	(16)%
Income on cash surrender value of bank-owned life insurance	1,349	1,723	(374)	(22)%
Other	2,126	2,334	(208)	(9)%

	$19,685	$19,086	$599	3%

The increase in service charges on deposit accounts is due to an increase in NSF fees charged per occurrence, an increase in account analysis fees, increased volume enhanced by the Front Range acquisition, and a reduction in fees waived from deposit accounts.

The loss on investment securities includes an “other than temporary” impairment charge of $898,000 on FHLMC preferred stock as described above. This other than temporary impairment was partially offset by gains from calls and sales of securities during the period.

The decrease in gain on sale of loans is primarily due to reduced volumes reflecting the nationwide slow down in the residential mortgage market.

The decrease in cash surrender value of bank-owned life insurance is due to the receipt of approximately $550,000 in June 2007 from the death benefit of an insured employee, partially offset by earnings on an additional $8.8 million in cash surrender value of bank-owned life insurance acquired in conjunction with the Front Range acquisition on March 1, 2007.

NON-INTEREST EXPENSE:

(Unaudited - $ in thousands)	Three Months Ended September 30,		$ Change	% Change
	2008	2007
Salaries and employee benefits	$12,468	$12,221	$247	2%
Occupancy	4,360	3,887	473	12%
Data processing	1,341	1,610	(269)	(17)%
Equipment	1,915	2,076	(161)	(8)%
Legal, accounting, and consulting	590	681	(91)	(13)%
Marketing	1,057	799	258	32%
Telephone	479	584	(105)	(18)%
Other real estate owned	660	217	443	204%
FDIC insurance premiums	554	449	105	23%
Amortization of intangibles	640	642	(2)	—%
Other	3,233	4,311	(1,078)	(25)%

	$27,297	$27,477	$(180)	(1)%

The increase in salaries and employee benefits is primarily due to normal compensation increases for job performance, $205,000 of severance related to an employment agreement for a terminated officer of the Bank, and an increase in self-insured medical and dental claims, partially offset by a decrease in incentive compensation expense, mortgage commissions, stock compensation expense, and expenses related to temporary help.

The increase in occupancy is primarily due to approximately $365,000 of expense recorded in the third quarter of 2008 related to the impairment of the land and building that currently houses one of our Utah branches. This branch, along with the leased Utah branch facility, will close on October 31, 2008, in conjunction with the closure of our Utah operations which was announced in July 2008.

The decrease in data processing is primarily due to a decrease in computer processing costs related to Front Range’s legacy system and a reduction in credit card processing costs due to the sale of our credit card portfolio in November 2007.

The increase in marketing expenses is primarily due to an increase in direct advertising costs related to the Bank’s new ad campaign combined with costs associated with the introduction of the Bank’s new deposit products.

The increase in expenses for other real estate owned is primarily due to an increase in losses on sales of other real estate owned and $198,000 in write-downs of two vacant parcels of land and one facility listed for sale.

The decrease in other non-interest expense is primarily due to the net $449,000 loss in 2007 on redemption of certain trust preferred securities that did not recur in 2008 and a decrease of approximately $362,000 in losses related to demand deposit and credit card accounts, including a $180,000 fraud loss that was recorded in the September 2007 quarter and recovered in the December 2007 quarter. The decrease in other non-interest expenses is also due to decrease in travel, meals, and entertainment and supplies expense resulting from our expense management initiative.

NON-INTEREST EXPENSE:

(Unaudited - $ in thousands)	Nine Months Ended September 30,		$ Change	% Change
	2008	2007
Salaries and employee benefits	$38,748	$38,175	$573	2%
Occupancy	12,523	10,966	1,557	14%
Data processing	4,267	4,860	(593)	(12)%
Equipment	5,972	5,999	(27)	(1)%
Legal, accounting, and consulting	1,956	2,147	(191)	(9)%
Marketing	2,538	2,520	18	1%
Telephone	1,545	1,803	(258)	(14)%
Other real estate owned	2,426	733	1,693	231%
FDIC insurance premiums	1,549	588	961	163%
Amortization of intangibles	1,920	1,729	191	11%
Goodwill impairment charge	127,365	—	127,365	—%
Other	9,462	11,135	(1,673)	(15)%

	$210,271	$80,655	$129,616	161%

The increase in salaries and employee benefits is primarily due to the Front Range acquisition which occurred on March 1, 2007, normal compensation increases for job performance, $205,000 of severance related to an employment agreement for a terminated officer of the Bank, and an increase in self-insured medical and dental claims, partially offset by a decrease in incentive compensation expense, mortgage commissions, stock compensation expense, retention and stay bonuses for Front Range employees that did not recur in 2008, and a reduction in expenses related to temporary help.

The increase in occupancy expense reflects the acquisition of Front Range, the lease of space and other occupancy costs in Ft. Collins for a new branch that opened in June 2007, the lease of space that began in April 2007 for a new branch location in Albuquerque that opened in the fourth quarter of 2007, the lease of space and other occupancy costs for two new branches in Phoenix that opened in the second quarter of 2007, approximately $198,000 of expense related to lease impairment at an Albuquerque administrative facility that is no longer occupied, and approximately $365,000 of expense recorded in the third quarter of 2008 related to the impairment of the land and building that currently houses one of our Utah branches.

The decrease in data processing is primarily due to expenses incurred in 2007 related to the Front Range system conversion that did not recur in 2008, a decrease in computer processing costs related to Front Range’s legacy system and a reduction in credit card processing costs due to the sale of our credit card portfolio in November 2007.

The increase in expenses for other real estate owned is primarily due to a $305,000 increase in losses on sales of other real estate owned, and an increase of approximately $953,000 due to write-downs of properties to reflect their estimated net realizable value. Write-downs during the nine months ended September 30, 2008 totaled $1.1 million, $198,000 of which occurred in the current quarter and is discussed above. Of the remaining $900,000, $869,000 is due to write-downs in the six months ended June 30, 2008, and includes $623,000 related to a residential lot development property in the Denver, Colorado metro area, which was transferred to other real estate owned in December 2006. The Company has an agreement to sell this property, in lot takedown phases, to a national homebuilder. In June 2008, the property was written down to reflect its estimated net realizable value, reflecting a reduction in the lot takedown pricing. The $869,000 also includes a $151,000 write-down to estimated net realizable value of a property that occurred in conjunction with an offer to purchase a property that was previously held for future expansion and development by Front Range. The remaining $95,000 write-down occurred in conjunction with an agreement to sell a vacant land parcel in Albuquerque that was previously held for expansion by the Bank. This transaction was completed in the third quarter of 2008. The increase in expenses during the nine months ended September 30, 2008 is also due to an increase in taxes and insurance coinciding with the increase in other real estate owned that occurred beginning with the Front Range acquisition on March 1, 2007.

The increase in FDIC insurance premiums is due to new FDIC assessment rates that took effect at the beginning of 2007. These rates are significantly higher than the previous assessment rates. The new assessment system allowed eligible insured depository institutions to share a one-time assessment credit pool, which offset premiums for a period of time. First Community Bank’s share of the credit was used up in the third quarter of 2007. The Company expects that FDIC insurance premiums will increase in 2009, due to the temporary legislative increase in coverage of all insured deposits from $100,000 to $250,000, the unlimited coverage of non-interest bearing demand deposits, and recent bank failures.

The goodwill impairment charge represents the write-off of goodwill in the second quarter of 2008.

The decrease in other non-interest expense is primarily due to the net $449,000 loss in 2007 on redemption of certain trust preferred securities that did not recur in 2008 and a decrease of approximately $551,000 in losses related to demand deposit and credit card accounts, including a $180,000 fraud loss that was recorded in the September 2007 quarter and recovered in the December 2007 quarter. The decrease in other non-interest expenses is also due to a decrease in acquisition integration costs that did not recur in 2008, a decrease in travel, meals, and entertainment and supplies expense resulting from our expense management initiative, and a decrease in expense related to our credit cards rewards program, due to the sale of the credit card portfolio in November 2007, partially offset by an increase in loan review fees, and an increase in branch security costs. The loan review function was fully outsourced beginning in January 2008.

In conjunction with its third quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Monday, October 27, 2008 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fcbnm.com, Investor Relations. The conference call will be available for replay beginning October 27, 2008 through November 5, 2008 at www.fcbnm.com, Investor Relations.

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 62 branches located in New Mexico, Colorado, Utah, and Arizona. On Friday, October 24, 2008, First State’s stock closed at $3.07 per share.

The following tables provide selected information for average balances and average yields for the three and nine month periods ended September 30, 2008 and September 30, 2007:

	Three Months Ended September 30, 2008		Three Months Ended September 30, 2007
(Unaudited - $ in thousands)	Average Balance	Average Yield	Average Balance	Average Yield
AVERAGE BALANCES:
Loans	$2,757,789	6.31%	$2,465,535	8.67%
Investment securities	496,102	4.56%	467,209	4.64%
Interest-bearing deposits with other banks and federal funds sold	4,484	2.31%	12,668	4.57%
Total interest-earning assets	3,258,375	6.04%	2,945,412	8.02%
Total interest-bearing deposits	2,058,920	2.59%	2,022,558	3.75%
Total interest-bearing liabilities	2,760,812	2.57%	2,505,915	4.05%

Non interest-bearing demand accounts	495,043		478,753
Equity	194,612		307,373
Total assets	3,471,523		3,311,566

	Nine Months Ended September 30, 2008		Nine Months Ended September 30, 2007
(Unaudited - $ in thousands)	Average Balance	Average Yield	Average Balance	Average Yield
AVERAGE BALANCES:
Loans	$2,658,832	6.76%	$2,365,258	8.70%
Investment securities	500,607	4.59%	479,519	4.65%
Interest-bearing deposits with other banks and federal funds sold	6,411	2.92%	14,479	4.97%
Total interest-earning assets	3,165,850	6.41%	2,859,256	8.00%
Total interest-bearing deposits	2,084,952	2.90%	1,934,723	3.66%
Total interest-bearing liabilities	2,685,714	2.87%	2,408,563	3.99%

Non interest-bearing demand accounts	478,445		463,464
Equity	276,438		308,327
Total assets	$3,462,491		$3,198,552

The following tables provide information regarding loans and deposits as of September 30, 2008, September 30, 2007, and December 31, 2007:

LOANS:

(Unaudited - $ in thousands)	September 30, 2008		December 31, 2007		September 30, 2007
Commercial	$352,579	12.8%	$342,141	13.5%	$334,120	13.5%
Real estate – commercial	1,117,029	40.4%	967,322	38.1%	908,606	36.6%
Real estate – one- to four-family	283,262	10.3%	235,015	9.2%	246,031	9.9%
Real estate – construction	950,238	34.4%	928,582	36.5%	920,017	37.1%
Consumer and other	43,048	1.6%	47,372	1.9%	53,664	2.2%
Mortgage loans available for sale	14,981	0.5%	20,778	0.8%	16,545	0.7%

Total	$2,761,137	100.0%	$2,541,210	100.0%	$2,478,983	100.0%

DEPOSITS:

(Unaudited - $ in thousands)	September 30, 2008		December 31, 2007		September 30, 2007
Non-interest bearing	$476,094	19.1%	$485,419	18.9%	$504,212	19.8%
Interest-bearing demand	296,955	11.9%	336,914	13.1%	322,686	12.7%
Money market savings accounts	535,075	21.4%	355,889	13.8%	354,773	13.9%
Regular savings	102,685	4.1%	107,096	4.2%	108,440	4.3%
Certificates of deposit less than $100,000	408,399	16.4%	490,741	19.1%	484,493	19.0%
Certificates of deposit greater than $100,000	678,073	27.1%	798,628	30.9%	774,224	30.3%

Total	$2,497,281	100.0%	$2,574,687	100.0%	$2,548,828	100.0%

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based on management’s current expectations or predictions of future results or events. We make these forward-looking statements in reliance on the safe harbor provisions provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this news release which relate to performance, development or activities that we expect or anticipate will or may happen in the future, are forward looking statements. The discussions regarding our growth strategy, expansion of operations in our markets, acquisitions, competition, loan and deposit growth, timing of new branch openings, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements may be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “might,” “will,” “should,” “seek,” “could,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other similar expressions.

Forward-looking statements involve inherent risks and uncertainties and are based on numerous assumptions. They are not guarantees of future performance. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Forward-looking statements contained herein are made only as of the date made, and we do not undertake any obligation to update them to reflect events or circumstances after the date of this report to reflect the occurrence of unanticipated events.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors are included in our Form 10K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com.